Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact
Rachel Wegmann, Public Relations Manager
515.412.2357
RWegmann@fhlbdm.com

FHLB Des Moines Announces Appointment of New President and Chief Executive Officer

DES MOINES, Iowa — [September 3, 2026] — The Federal Home Loan Bank of Des Moines (FHLB Des Moines or the Bank) today announced that its board of directors has appointed Wil W. Osborn as president and chief executive officer, effective October 1, 2026.

Mr. Osborn will succeed Kristina K. Williams, who announced in January 2026 her intention to retire from FHLB Des Moines after serving as president and chief executive officer since January 2020.

The appointment follows a comprehensive succession planning and executive search process led by the Bank’s board of directors and its succession committee. The board engaged an executive search firm to assist in identifying and evaluating candidates with the leadership experience and capabilities needed to guide FHLB Des Moines.

“Stepping into the role as president and CEO is incredibly meaningful to me and I’m honored to lead the Bank in its mission of supporting both the success of our members and housing affordability. Since joining the Bank six years ago, I’m proud of what we’ve accomplished, and I’m excited to continue working alongside our dedicated FHLB Des Moines team,” said Osborn.

Mr. Osborn currently serves as the Bank’s chief business officer. Prior to joining FHLB Des Moines in 2020, Mr. Osborn served as senior vice president and chief financial officer of the Federal Home Loan Bank of Topeka, a position he held since 2010. Mr. Osborn also served in various investment management and performance measurement roles in the banking and credit union industry.

Under Williams’ leadership, FHLB Des Moines has continued to advance its mission of providing reliable access to funding and supporting housing and community investment through its member institutions.

“My journey with the Federal Home Loan Bank of Des Moines has been incredibly rewarding and I am thankful for the people, partnerships and opportunities that have shaped my time here. Together, we have strengthened the Bank’s ability to support our members, expand housing opportunities and make a meaningful difference in communities across our district. I'm energized by how much we've built together and confident in the strength of the Bank and its new leader. It has been an honor to serve,” said Williams.

The board of directors expressed its appreciation to Williams for her leadership and service to FHLB Des Moines and its members and communities.

“Selecting the next leader of the Federal Home Loan Bank of Des Moines is one of the board’s most important responsibilities, and we approached this process with thoughtful consideration and clear focus on the future. We are confident Wil brings the leadership, experience and vision to build on the Bank’s strong foundation and advance its mission to our members and the communities they support. We are grateful for Kris Williams’ leadership and the lasting impact she has made during her tenure, and we look forward to supporting Wil as he begins this next chapter for the Bank,” said Karl Bollingberg, board chair and North Dakota member director.

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About Federal Home Loan Bank of Des Moines

The Federal Home Loan Bank of Des Moines is deeply committed to strengthening communities, serving 13 states and three U.S Pacific territories as a member-owned cooperative. We work together with over 1,200 member institutions to support affordable housing, economic development and community improvement.

FHLB Des Moines is one of 11 regional Banks that make up the Federal Home Loan Bank System. Members include community and commercial banks, credit unions, insurance companies, thrifts and community development financial institutions. FHLB Des Moines is wholly owned by its members and receives no taxpayer funding. For additional information about FHLB Des Moines, please visit www.fhlbdm.com.